Exhibit 99.1

Atlantic Power

Historical Financials

	2012				2013			YTD 30-Sep		LTM Sep-
USDmm (unless otherwise stated)	Q1-2012	Q2-2012	Q3-2012	Q4-2012	Q1-2013	Q2-2013	Q3-2013	2012	2013	2013
Total Revenue	118	111	91	114	122	113	115	321	351	465
Cost of Fuel	(45)	(39)	(35)	(66)	(51)	(50)	(47)	(119)	(149)	(215)
Gross Margin	73	72	57	47	71	63	68	201	203	251
% of sales	61.5%	64.7%	62.1%	41.6%	58.1%	55.6%	59.3%	62.8%	57.7%	53.8%
O&M Expense	(18)	(31)	(20)	(36)	(19)	(31)	(24)	(69)	(73)	(109)
APLP EBITDA	55	41	36	11	53	32	45	132	129	141
% of sales	46.2%	36.8%	39.8%	9.9%	42.9%	28.3%	38.7%	41.1%	36.8%	30.3%
Change in Working Capital	0	14	(22)	31	1	(12)	(2)	(7)	(12)	18
Income Taxes Paid	0	0	0	(6)	0	(3)	(3)	0	(6)	(12)
Capital Expenditures	(5)	(6)	(4)	(5)	(5)	(10)	(7)	(16)	(22)	(27)
Other Adjustments	(4)	19	(0)	8	6	8	(2)	14	13	20
Cash Flow Available for Debt Service	45	68	9	39	55	16	31	123	102	140

Summary Balance Sheet
Cash & Equivalents	60	27	14	11	14	16	29	14	29	29
Senior Unsecured Notes, due Jun-2036	211	206	215	211	207	200	203	215	203	203
Senior Unsecured Notes, due Jul-2014 (Curtis Palmer)	190	190	191	190	190	190	190	191	190	190
Senior Unsecured Notes, due Aug-2015 (USGP)	150	150	150	150	150	150	150	150	150	150
Senior Unsecured Notes, due Aug-2017 (USGP)	75	75	76	75	75	75	75	76	75	75
RCF due 2012	0	0	0	0	0	0	0	0	0	0
Total Debt	625	621	632	626	622	615	619	632	619	619
Net Debt	566	594	617	615	608	599	590	617	590	590

1. Revenue: APLP’s revenue is impacted by weather-related seasonality. Revenues are generally higher in the first and fourth quarters due to increased waste heat availability. The second and third quarters may vary by generation at APLP’s hydro facilities because of variations in precipitation and/or snow melt. For example, there was a decrease in Q3-2012 because of lower water levels at our Curtis Palmer and Mamquam hydro facilities. Further, there was a decrease in Q2-2013 because of dry weather.

2. Cost of Fuel: Non-cash adjustments for the reclassification of accumulated other comprehensive income to fuel expense related to fuel contracts accounted for as hedges were recorded in the fourth quarter of 2012.

3. O&M Expense: O&M expense fluctuates from quarter-to-quarter primarily due to the timing of maintenance outages. These maintenance costs are typically expensed whereas the cost of major overhauls are capitalized on an IFRS basis.

4. Change in Working Capital: Working capital fluctuates primarily due to the timing of collections of accounts receivable and payments of accounts payable and other accrued liabilities.

5. Capital Expenditure: The increase in capex in Q2-2013 and Q3-2013 is largely driven by the cost of replacing the Curtis 4 generating units referred to in the CIM dated 01-Feb-2014.

6. Other Adjustments: Other adjustments generally include one time cash related items such as asset sales proceeds or transaction related costs.